Exhibit 99.1

Contact:

Thomas A. Caneris

Senior Vice President and General Counsel

(502) 627-7530

David Reno/Meghan Stafford

Sard Verbinnen & Co.

(212) 687-8080

PHARMERICA ADOPTS STOCKHOLDER RIGHTS PLAN

LOUISVILLE, Kentucky (August 25, 2011) – PharMerica Corporation (NYSE:PMC), a national provider of institutional pharmacy and hospital pharmacy management services, today announced that its Board of Directors has adopted a stockholder rights plan (the “Rights Plan”). The Rights Plan was adopted to deter any attempt to obtain control of the Company in a manner or on terms that are not in the best interests of the Company and its stockholders.

“Consistent with our fiduciary duties, the PharMerica Board has taken this action to ensure that stockholders receive fair treatment and protection should there be a coercive or opportunistic takeover attempt of PharMerica and to provide stockholders with adequate time to properly assess any potential bids without undue pressure,” said Gregory S. Weishar, PharMerica Chief Executive Officer. “In this regard, the PharMerica Board has received and rejected an unsolicited conditional proposal from Omnicare, determining that the proposal undervalues PharMerica and is not in the best interest of PharMerica or its stockholders.”

Under the terms of the Rights Plan, the rights will be exercisable if a person or group, without Board approval, acquires 15% or more of PharMerica’s common stock or announces a tender offer which results in the ownership of 15% or more of PharMerica’s common stock. If the rights become exercisable and a person or group acquires 15% or more of PharMerica’s common stock , each right held by a person, other than the person triggering the rights, will entitle the holder to purchase shares of common stock having a market value of two times the exercise price of the right, which is $45.

The rights will trade with PharMerica’s common stock, unless and until they are separated upon the occurrence of certain future events. The PharMerica Board may terminate the Rights Plan or redeem the rights prior to the time the rights are triggered. The rights will expire on August 25, 2021 unless the rights are earlier redeemed or exchanged by the Company. In addition, the rights will expire immediately after the 2012 annual meeting of stockholders if the stockholders do not approve the Rights Plan at the meeting.

The Board of PharMerica has deferred the triggering of rights under Section 3(a)(ii) the Rights Plan, which otherwise would be triggered due to the recent announcements and actions of Omnicare, until such time, if ever, that the Board determines to eliminate such deferral.

Further details of the Rights Plan will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

Deutsche Bank Securities Inc. is acting as financial advisor and Holland & Knight LLP is acting as legal advisor to PharMerica.

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company servicing healthcare facilities in the United States. PharMerica operates institutional pharmacies in 44 states. PharMerica’s customers are institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term care providers. The Company also provides pharmacy management services to long-term care hospitals.

Forward Looking Statements

This press release contains “forward-looking statements”. These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause the Company’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. All written and oral forward-looking statements attributable to us or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in the Risk Factors section set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC and in other reports filed with the SEC by the Company.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of PharMerica Corporation (“PharMerica”) has commenced at this time. If a tender offer is commenced, PharMerica may file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by PharMerica that is required to be mailed to stockholders will be mailed to stockholders of PharMerica. INVESTORS AND STOCKHOLDERS OF PHARMERICA ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by PharMerica through the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by PharMerica may be obtained free of charge by contacting Thomas A. Caneris, Senior Vice President and General Counsel of PharMerica, at (502) 627-7536.